                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ___________

                                 SCHEDULE 13G

                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                   13d-2(b)
                        (Amendment No. _____________)*

                         PILOT NETWORK SERVICES, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  721596-10-4
                           ------------------------
                                (CUSIP Number)

                               DECEMBER 31, 1998
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]  Rule 13d-1(b)

       [_]  Rule 13d-1(c)

       [X]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 721596-10-4                13G                    Page 2 of 5 Pages
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------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         M. MARKETTA SILVERA
         ###-##-####


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      NOT APPLICABLE
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4       FINLAND


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    1,278,750 (AS OF DECEMBER 31, 1998)
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    -0-

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    1,278,750 (AS OF DECEMBER 31, 1998)
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,278,750 (AS OF DECEMBER 31, 1998)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.5% (AS OF DECEMBER 31, 1998)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                              *SEE INSTRUCTIONS

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CUSIP No. 721596-10-4                13G                 Page 3 of 5 Pages
-----------------------                                ------------------------



Item 1(a).  Name of Issuer:

                  PILOT NETWORK SERVICES, INC.
            -------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  1080 MARINA VILLAGE PARKWAY, ALAMEDA, CA  94501
            -------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

                  M. MARKETTA SILVERA
            -------------------------------------------------------------------



Item 2(b).  Address of Principal Business Office or, if none, Residence:

                  1080 MARINA VILLAGE PARKWAY, ALAMEDA, CA  94501
            -------------------------------------------------------------------

Item 2(c).  Citizenship:

                  FINLAND
            --------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  COMMON STOCK
            -------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  721596-10-4
            -------------------------------------------------------------------



Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c), check whether the person filing is a:

         Not Applicable.

Item 4.  Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount Beneficially Owned:

                  1,278,750 (AS OF DECEMBER 31, 1998)
            -------------------------------------------------------------------
(b)      Percent of Class:

                  9.5% (AS OF DECEMBER 31, 1998)
            -------------------------------------------------------------------

  (c) Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote 1,278,750 (AS OF DECEMBER
                                                    ---------------------------
            31, 1998)
            --------
      (ii)  Shared power to vote or to direct the vote  -0-
                                                       ------------------------

      (iii) Sole power to dispose or to direct the disposition of 1,278,750 (AS
                                                                  -------------
            OF DECEMBER 31, 1998)
            --------------------
      (iv)  Shared power to dispose or to direct the disposition of  -0-
                                                                     ----------

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CUSIP No. 721596-10-4                13G                     Page 4 of 5 Pages
--------------------------                                ----------------------

Item 5.  Ownership of Five Percent or Less of a Class.

       Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

       Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

       Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

       Not Applicable.

Item 9.  Notice of Dissolution of Group.

       Not Applicable.

Item 10.  Certification.

       Not Applicable.

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CUSIP No. 721596-10-4                    13G                Page 5 of 5 Pages
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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 9, 1999
                                          --------------------------------------
                                                        Date

                                               /s/ M. Marketta Silvera
                                          -------------------------------------
                                                      Signature

                                               M. MARKETTA SILVERA
                                          -------------------------------------
                                                     Name/Title

   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

   Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

   Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).